                                                                    Exhibit 12.1

                               BOSTON GAS COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)
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

                                                                               Twelve Months
                                             Year Ended December 31,               Ended
                                   -------------------------------------------   March 31,
Earnings                            1990     1991     1992     1993     1994       1995
                                   -------  -------  -------  -------  -------  -----------
Income Before Interest Expenses    $33,110  $32,148  $46,637  $38,767  $50,180    $45,549

Add:
   Interest During Construction      1,343    2,537      823      583      894        791
   Implied Interest Charges
     in Certain Leases                 957      788      681      601      515        492
   1/3 of All Rentals                1,315    1,499    1,697    1,952    2,156      2,210
   State & Federal Taxes
     on Income                       9,410    8,770   17,995   12,105   17,737     14,069
                                   -------  -------  -------  -------  -------    -------

Total Earnings                     $46,135  $45,742  $67,833  $54,008  $71,482    $63,111
                                   -------  -------  -------  -------  -------    -------

Fixed Charges:

Interest on Long-Term Debt         $12,055  $14,228  $15,710  $15,447  $17,024    $17,442
Other Interest                       6,360    4,971    4,042    4,489    6,902      7,358
Implied Interest Charges
 in Certain Leases                     957      788      681      601      515        492
1/3 of All Rentals                   1,315    1,499    1,697    1,952    2,156      2,210
                                   -------  -------  -------  -------  -------    -------

Total Fixed Charges                $20,687  $21,486  $22,130  $22,489  $26,597    $27,502
                                   -------  -------  -------  -------  -------    -------

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Ratio of Earnings to
 Fixed Charges                        2.23     2.13     3.07     2.40     2.69       2.29
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